COMMUNITY BANKS, INC.



                                       PROXY STATEMENT
                                       MARCH 16, 1995


                                     GENERAL INFORMATION

This proxy statement is furnished in connection with solicitation by the Board of Directors of Community Banks, Inc. ("CBI"), a corporation organized under the laws of the Commonwealth of Pennsylvania, of proxies to be voted at the Annual Meeting of Shareholders of CBI to be held on May 2, 1995 at 9:30 a.m. prevailing time and at any and all adjournments or postponements thereof. This Proxy Statement and the enclosed Form of Proxy (the "Proxy") are first being sent to shareholders of CBI on or about March 16, 1995.

The costs of preparing, printing and mailing the Proxy and all materials used in the solicitation thereof will be borne by CBI. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of CBI personally, by telephone or by telegraph.

CBI's executive offices are located at 150 Market Square, Millersburg, Pennsylvania, and its telephone number is (717)
692-4781.  CBI's mailing address is P.O. Box 350, Millersburg,
Pennsylvania  17061.

Date by which Security Holder Proposals must be Received to be Presented at Next Annual Meeting of Shareholders.

Proposals of security holders of CBI intended to be presented at the next annual meeting of shareholders of CBI must be received by CBI for inclusion in CBI's proxy statement and the form of proxy relating to that meeting by November 17, 1995.

If the date of the next annual meeting of shareholders of CBI is advanced or delayed by more than 30 days from May 2, 1996, security holders will be timely informed of the change of the annual meeting of shareholders and the date by which proposals of security holders must be received.

Voting; Revocation of Proxies

Each Proxy may be revoked at any time before its exercise by, among other methods, giving written notice to the Secretary of CBI. A subsequently dated Proxy will, if presented to the Secretary of CBI, revoke a prior dated Proxy. Any shareholder of CBI may attend the meeting and vote in person whether or not he has previously given a Proxy.


The enclosed Proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting of Shareholders: (i) matters which the Board of Directors does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of the shareholders, if such approval does not amount to ratification of the action taken at that meeting; and (iii) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

The Board of Directors of CBI is not presently aware of any matters (other than procedural matters) which will be brought before the Annual Meeting of Shareholders which are not referred to in the Notice of Annual Meeting of Shareholders. If other business is properly brought before the Annual Meeting of Shareholders, the persons named in the Proxies will act or vote in accordance with their judgment.

Vote Required; Shares Entitled To Vote

The presence in person or by proxy of the holders of a majority of the outstanding shares of CBI's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. At the close of business on the Record Date, there were 2,028,310 shares of CBI Common Stock outstanding. Each share of CBI's Common Stock outstanding on the Record Date is entitled to one vote on all matters, including the election of directors, to come before the Annual Meeting.

Management of CBI in the aggregate beneficially owned 449,653 shares of the outstanding stock of CBI on the Record Date. The Trust Department of Community Banks, N.A. ("CBNA"), held, as sole trustee, in the aggregate, 21,354 shares of CBI Common Stock, which may not be voted in the election of directors of CBI. To the knowledge of management, two persons beneficially owned 5% or more of the outstanding Common Stock of CBI on the Record Date. The number and percentage of shares of Common Stock of CBI owned by said persons are disclosed below under "BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS."

All matters which are expected to come before the shareholders, including election of directors and approval of Coopers & Lybrand L.L.P. as independent certified public accountants for CBI for the year ending December 31, 1995, will require the affirmative vote of the holders of a majority of CBI's outstanding Common Stock represented at the meeting, if a quorum is present.

At the Annual Meeting, the Judges of Election will manually tabulate all votes which are cast in person or by proxy. Those
Shareholders wishing to vote in person will be provided ballots with which to vote.

Voting is an important right of Shareholders. If a Shareholder abstains or otherwise fails to cast a vote on any matter brought before the Shareholders, the Pennsylvania Business Corporation Law provides that notwithstanding any intention to the contrary, the abstention or failure is not a vote and will not be counted. This is true of broker nonvotes as well as nonvotes by other Shareholders.
                                   PURPOSES OF THE MEETING

The Annual Meeting of Shareholders will be held for the following purposes:

1. To elect (3) Class D Directors to serve until the 1999 Annual Meeting of Shareholders;

2. To approve the selection of Coopers & Lybrand L.L.P., Certified Public Accountants, Harrisburg, Pennsylvania, as independent certified public accountants for CBI for the year ending December
31, 1995; and

3. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

                                ELECTION OF DIRECTORS OF CBI

The Bylaws of CBI provide that the Board of Directors may, from time to time, fix the number of directors. The number of directors that shall constitute the whole Board of Directors shall be not less than 5 nor more than 25. The Bylaws of CBI also provide that the Board of Directors shall be classified into four (4) classes as nearly equal in number as possible, each class to be elected for a term of four (4) years. Each class shall be elected in a separate election. At each annual meeting of shareholders, successors to the class of directors whose term is expiring shall be elected to hold office for a term of four (4) years so that the term of office of one class of directors expires in each year.

Nomination for elections to the Board of Directors may be made by the Board of Directors or by any holder of the Common Stock of CBI entitled to vote at the election of directors. Nominations, other than those made by or in behalf of the existing management of CBI, shall be made in writing and shall be delivered or mailed to the Secretary of CBI not less than 45 days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of CBI owned by each proposed nominee; (e) total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and (g) the number of shares of CBI owned by the notifying shareholder. Any nomination for director not made in accordance with the above procedure shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election.

It is the intention of persons named in the Proxy to vote for the election of the three individuals listed as Class D directors to serve as Class D directors until the 1999 Annual Meeting of Shareholders.

In absence of instructions to the contrary, proxies will be voted in favor of the election of the management's nominees. In the event any nominee should become unavailable, it is intended that the proxies will be voted for such substitute nominee as may be nominated by management. Management has no present knowledge that any of the nominees will be unavailable to serve.

Each nominee is currently a director of CBI and is also a Director of CBNA, CBI's wholly-owned banking subsidiary.

The following table sets forth the name and age of all directors, including nominees for director of CBI, as well as the director's business experience, including principal occupation for the past five years, the period during which he has served as a director of CBI or CBNA (formerly Upper Dauphin National Bank), and the number and percentage of outstanding shares of Common Stock of CBI beneficially owned by said director as of February 15, 1995.

                                      Directors of CBI

                  Business Experience,                    Amount and     Percentage
                  Including Principal                     Nature of          of
                  Occupation for the         Director     Beneficial     Outstanding
 Name and Age       Past Five Years          Since<F1>    Ownership<F2>  Stock Owned

CLASS D DIRECTORS:

To be elected for a four year term ending in 1999:

Leon E. Kocher       Chairman of the           1963        15,705        .77%
  Age 82             Board, Kocher Coal
                     Co. (coal mining),
                     Valley View, PA

Robert W. Rissinger  President,Kocher          1968       134,932<F3>   6.66%
  Age 68             Coal Co. (coal                              <F4>
                     mining),
                     Valley View, PA

William C. Troutman  President,                1968        84,065<F5>   4.15%
  Age 79             The W.C. Troutman Co.
                     (auto dealership)
                     Millersburg, PA


CLASS C DIRECTORS:

To continue in office to 1998:

Kenneth L. Deibler   Self-Employed             1966        19,527<F6>      .96%
  Age 72             Insurance Broker,
                     Elizabethville, PA

Allen Shaffer        Attorney-at-Law,          1961        24,613<F7>     1.21%
  Age 69             Millersburg and
                     Harrisburg, PA

Ernest L. Lowe       President                 1990         8,784<F8>      .43%
  Age 58             CBI


CLASS A DIRECTORS:

To continue in office to 1996:

Thomas L. Miller     Chairman and C.E.O.,     1966       16,964<F9>       .83%
  Age 62             CBI, and President
                     and C.E.O., CBNA

James A. Ulsh        Attorney-at-Law,          1977         8,839          .44%
  Age 48             Mette, Evans &
                     Woodside,
                     Harrisburg, PA

Ronald E. Boyer      President, Alvord-        1981         9,469<F10>     .47%
  Age 57              Polk Tool Company
                      (manufacturing of
                      cutting tools),
                      Millersburg, PA

Peter DeSoto          President, Metal         1981        23,479         1.16%
  Age 55              Industries, Inc.
                      (manufacturing of
                      metal products),
                      Elizabethville, PA

CLASS B DIRECTORS:

To continue in office to 1997:

Ray N. Leidich        Dentist, Tremont,        1985        38,948<F11>    1.92%
  Age 66              PA

Thomas W. Long        Owner, Millersburg       1981        12,498<F12>     .62%
  Age 65              Hardware Co.,
                      Millersburg, PA

Donald L. Miller      President, Miller        1981        50,797        2.51%
  Age 65              Bros. Dairy,
                      Millersburg, PA

Samuel E. Cooper      Superintendent,          1992         1,034        .05%
  Age 61              Warrior Run School
                      District



<F1>  Includes service as a director of CBNA (formerly Upper Dauphin National
Bank), a wholly-owned subsidiary of CBI, prior to 1983 and service as a director of CBI after 1983.

<F2>   The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after March 16, 1995. Beneficial ownership may be disclaimed as to certain of the securities.

<F3>  Includes 3,260 shares owned by Alvord-Polk Tool Co., Inc., the stock of which is held 50% by Robert W. Rissinger and 50% by Ronald E. Boyer.

<F4>  Includes 7,265 shares owned by Engle Ford, Inc., 372 shares owned by Mr.
Rissinger's spouse, Shirley Rissinger, and 3,394 shares owned by Engle Ford, Inc Profit Sharing Plan (R. Rissinger and H. Engle, Co-Trustees).

<F5>  Includes 18,703 shares owned by Mr. Troutman's spouse, Dorothy Troutman, and 5,295 shares owned by W. C. Troutman Co.

<F6>  Includes 1,451 shares owned by Mr. Deibler's grandchildren.

<F7>  Includes 4,198 shares owned by Mr. Shaffer's Retirement account.

<F8>  Includes 87 shares owned by Mr. Lowe's spouse, Barbara Lowe and 60 shares owned by Mr. Lowe's children, and also includes Incentive Stock Options to acquire 7,700 shares.


<F9>  Includes incentive stock options to acquire 13,367 shares.

<F10>  Includes 3,260 shares owned by Alvord-Polk Tool Co., Inc., the stock of which is held 50% by Robert W. Rissinger and 50% by Ronald E. Boyer, and 130 shares owned by Mr. Boyer's spouse, Judith Boyer, and her mother.

<F11>  Includes 19,474 shares owned by Mr. Leidich's wife, Dolores Leidich.

<F12>  Includes 7,416 shares owned by the Trust of Mr. Long's mother, Leah Long.

None of the directors or nominee directors are directors of other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

The following is all shares owned beneficially by all directors and executive officers of CBI as a group:

                                Amount and Nature of
                                Beneficial Ownership
Title of Class                  Direct     Indirect           Percent of Class

   Common                       408,760     19,826               21.14%


                        BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

The following table sets forth the name, address, amount and nature of beneficial ownership, and percent of class of outstanding CBI Common Stock of each person known to CBI to be the beneficial owner of more than 5% of CBI's Common Stock. Share information is stated as of February 15, 1995.


                                                     Percent
 Name and Address of       Amount and Nature of        of
 Beneficial Owner        Beneficial Ownership(1)  Outstanding Stock

 Robert W. Rissinger           134,932(2)             6.66%
 900 Manor Drive
 Millersburg, PA  17061

 Andrew C. Long                108,882               5.37%
 660 Center Street
 Shamokin, PA  17872




(1)  See prior footnote 2.

(2)  See prior footnotes 3 and 4.


                                      MANAGEMENT OF CBI

Executive Officers

The following table sets forth the executive officers of CBI (as determined in accordance with the rules and regulations of the Securities and Exchange Commission), their ages, their positions with CBI and the beneficial ownership of Common Stock of CBI by each of such persons. Share information is stated as of February 15, 1995.

                                  Executive Officers of CBI


                                           Amount and    Percentage
                                           Nature of          of
                                           Beneficial    Outstanding
Name and Age         Title                 Ownership(1)     Stock

Thomas L. Miller     Chairman and Chief    16,964          .83%
   Age 62            Executive Officer

Ernest L. Lowe       President and          8,784          .43%
   Age 58            Chief Operating
                     Officer




(1) Includes currently exercisable Incentive Stock Options to acquire shares of CBI.

                 BOARD EXECUTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

CBI does not have a Compensation Committee. The Board of Directors has delegated to the Executive Committee initial review and recommendations for executive compensation. Recommendations of the Executive Committee are reviewed and ratified by the full Board of Directors.

Members of the Executive Committee are Robert W. Rissinger, William
C. Troutman, Peter DeSoto, Allen Shaffer, James A. Ulsh and Donald
L. Miller. None of these committee members have been officers or employees of CBI or any of its subsidiaries at any time, and none had any relationship with CBI or any of its subsidiaries requiring specific disclosure under applicable Securities and Exchange Commission regulations.

The CBI Executive Committee adopted an Executive Compensation Policy which sets forth the following goals to be achieved in determining compensation of the executive officers of CBI and CBNA:
(i) integrate compensation with CBI and CBNA annual and long-term performance goals; (ii) reward above average performance; (iii) recognize individual initiative and achievements; (iv) attract and retain qualified executives; (v) be consistent with compensation packages offered by other similarly situated bank holding companies and banks; and (vi) encourage stock ownership by executive officers.

In order to achieve the goals set forth in the Executive Compensation Policy, a variety of criteria in evaluating and establishing compensation are to be considered. The Executive Committee has identified several reports and groups as appropriate sources of comparative information in evaluating executive compensation. These are: the SNL Securities Bank Performance Report, the SNL Executive Compensation Review for Commercial Banks, and the NASDAQ Bank Performance Summary.

The Executive Committee recognizes that compensation, particularly for the Chief Executive Officer and other Executive Officers, can best be accomplished through a combination of techniques, including salary, the CBI Bonus Plan, the Long-Term Incentive Plan, and the provision of appropriate fringe benefits.

CBI Bonus Plan

CBI has adopted the CBI Bonus Plan for the Chief Executive Officer and other officers of CBI and CBNA. Pursuant to this plan, a certain percent (15% for 1994) of net income, before security gains and losses, of the amount in excess of one percent of the return on average assets for the year, is placed in a bonus pool. From this pool, between 20% and 25% (23% in 1994) is allocated to bonuses for staff officers. The remainder of the pool is distributed to the Chief Executive Officer and the other senior officers of the bank. The percentage distributable to the CEO and the other officers is reviewed on an annual basis and adjusted as deemed appropriate.
For 1994 the CEO received 26% of the Net Bonus Pool remaining after staff officers' bonuses were deducted, and the President received 15%. The Executive Committee delegated to the CEO the distribution of the staff officers' bonuses and the remainder of the Net Bonus Pool to senior officers.

Long-Term Incentive Plan

In 1988, CBI adopted a Long-Term Incentive Plan which authorizes the issuance of incentive stock options, stock appreciation rights, and nonqualified stock options. The Executive Committee believes that stock ownership by management is beneficial in aligning management's interests with the interests of the shareholders in enhancing and increasing the value of CBI common stock. The Executive Committee considers the same criteria in awarding stock options that it considers in making other compensation decisions. These criteria are outlined above.

Executive Compensation

In 1994 the trading price performance of CBI Common stock seemed to follow the trend of comparable Pennsylvania Banks and NASDAQ Financial stocks. CBI market value dropped from an adjusted value of $30.71 at year-end 1993 to $23.75 at year-end 1994. The reason for the sharp drop in price is also demonstrated by a NASDAQ Report that showed CBI stock trading at an excessive price times earnings ratio (21.1) at year-end 1993 versus an acceptable times earnings ratio of 12.4 at year-end 1994. The report also showed that in the last quarter of 1994 the performance of CBI Common stock began to show a positive trend.

Using 1993 data from a SNL Executive Compensation Review, the Committee compared Mr. Miller's compensation to a group of 20 banks with assets between 200 million and 325 million, headquartered in Pennsylvania, New York, New Jersey, and Maryland. This report showed that CBI was ranked 9th out of 20 in asset size. While Mr. Miller's salary was also ranked 9th out of 20, CBI's return on assets was ranked 3rd. The SNL report also compared CBI's performance with all banks under $500 million in asset size and showed that CBI had a 1.4% Return on Average Assets versus the peer group's average of .60%; a 13.85 Return on Average Equity versus the peers' 5.71%; an Equity to Assets ratio of 10.36% versus the peer group's average of 8.71%; and a Non Performing Assets to Total Assets ratio of .45% versus the peer group's average of 2.23%. CBI outperformed the peers' average performance in all indices reported by the SNL Report.

In summary the Committee concluded that Mr. Miller's compensation, when compared to that of his peers and the performance of CBI in 1994, required adjustment. For 1995 Mr. Miller's annual salary was increased to $176,000. He is also a participant in the CBI Long Term Incentive Plan and CBI Bonus Plan. Mr. Miller's Bonus for 1993, paid in 1994, was $38,367. His 1995 bonus, based on 1994 performance, was $33,079. In addition Mr. Miller was awarded Incentive Stock Options to purchase 5,000 shares of CBI Common Stock at an exercise price of $23.61 per share. This option, granted in 1995, was based on 1994 performance. Mr. Miller was also awarded a Supplemental Pension Benefit which is in this Proxy Statement.

The Executive Committee considered the same factors in evaluating the compensation of the President, Mr. Lowe, and reached similar conclusions about his compensation.

This report is given over the signatures of the Executive
Committee, consisting of Robert W. Rissinger, Peter DeSoto, Allen
Shaffer, James A. Ulsh and Donald L. Miller.

Stock Performance Table

The following table sets forth the yearly percentage change in CBI's cumulative total shareholder return on its Common Stock from December 31, 1989 to December 31, 1994. This percentage change is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the period measured, assuming dFividend reinvestment and (B) the difference between CBI's share price at December 31, 1994 and December 31, 1989 by (ii) the share price as of December 31, 1989. This result, on the following performance graph, is compared with cumulative total return of the NASDAQ Stock Market (US Companies) and the NASDAQ Bank Stocks
Indices:

COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
    Performance Table for Community Banks, Inc.

Prepared by the Center for Research in Security Prices - Produced on 01/16/95 including data to 12/30/94


CRSP Total Returns Index for:
                        12/29/89 12/31/90 12/31/91 12/31/92 12/31/93  12/30/94
Community Banks, Inc     100.0    97.4     95.9     165.9    262.3     207.4
Nasdaq Stock Market      100.0    84.9    136.3     158.6    180.9     176.9
  (U.S. Companies)
Nasdaq Bank Stocks       100.0    73.2    120.2     174.9    199.3     198.7
  SIC 6020-6029,
  67110-6719 US &
  Foreign

NOTES:
A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceeding trading day is used.

D. The index level for all series was set to 100.0 on 12/29/89 Cash Compensation

The following Summary Compensation Table sets forth the executive officers of CBI (as defined in applicable securities regulations), the annual salary and bonus of those officers for the preceding three years, and certain information concerning stock option awards to these officers pursuant to the CBI Long-Term Incentive Plan:


                                 SUMMARY COMPENSATION TABLE

                                                             Long Term Compensation
                                  Annual Compensation      Awards             Payouts

                                                   Other
Name                                               Annual   Restricted                       All Other
and                                                Compen-  Stock     Options/    LTIP       Compen-
Principal                                          sation<F1>Awards<F2> SARs<F3>  Payouts<F4>sation
Position          Year   Salary ($)  Bonus ($)      ($)       ($)        (#)       ($)         ($)

Thomas L. Miller  1994   160,000      38,367       4,800      0        3,500        0           0
Chairman & CEO    1993   139,463      34,400       4,800<F5>  0        3,300        0           0
                  1992   127,971      18,856       4,800      0        2,500        0           0

Ernest L. Lowe,   1994   114,500      22,135       2,400      0        2,000        0           0
President & COO   1993   106,590      20,000       2,400<F6>  0        2,000        0           0
                  1992   103,911      10,879       2,400      0        1,500        0           0




<F1>  The aggregate of personal benefits provided by CBI and its subsidiaries for any executive officer, individually or all executive officers as a group did not exceed the lesser of (i) $50,000 or (ii) 10% of the salary and bonus of the officer for any of the years referenced. This does not include benefits that are available to all salaried officers, directors and employees on a non-discriminatory basis.

<F2>  CBI has not issued any Restricted Stock Awards to any
executive officer.

<F3>  In 1992, 1993, and 1994, Mr. Miller and Mr. Lowe each were awarded Incentive Stock Options to acquire the number of shares disclosed in the Summary Compensation Table. These options, granted pursuant to the CBI Long-Term Incentive Plan, are discussed in greater detail below. See "Incentive Stock Options".

<F4>  CBI does not maintain any Long-Term Incentive Plan as
defined in the applicable Securities and Exchange Commission
Regulations, and consequently has made no payouts pursuant to any such plan.

<F5>  Includes $4,800 in fees for service as a dirctor of CBNA and
CBI in 1994, $4,800 for service as a director of CBI and CBNA in 1993, and $4,800 for service as a director of CBI and CBNA in 1992.

<F6>  Includes $2,400 in fees for service as a director of CBI in
1994, $,2,400 in fees for service as a director in 1993, and $2,400 in fees for service as a director in 1992.

Incentive Stock Options

In 1988, the shareholders of CBI adopted the CBI
Long-Term Incentive Plan. This Plan authorizes the issuance of Awards to key officers of CBI. Awards may be made in the form of Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation
Rights. To date, all Awards under the Plan have been in the form of Incentive Stock Options ("ISOs").

The Internal Revenue Code requires all ISOs to be granted at a price not less than 100% of the fair market value of CBI Common Stock on the date the ISO is granted. ISOs are not transferable, except upon death by will or descent and distribution, and may not have a term of exercise in excess of ten years. In addition, no ISO may be exercised for a period of at least six months after the ISO is granted.

All ISOs granted by CBI to date are subject to a vesting schedule, and may only be exercised to the extent vested on the date of the exercise. If the optionee is 55 years or older on the date the ISO is awarded, ISOs are 33.33% vested after one year, 66.67% vested after two years, and 100% vested three years from the date awarded. If the optionee is under 55 years on the date the ISO is awarded, ISOs vest at the rate of 20% per year after year one, becoming fully vested in the fifth year.

The Plan requires adjustment of the option price for all ISOs as appropriate to reflect changes in the number of outstanding shares caused, among other events, by the declaration and payment of a stock dividend. Consequently, the option price of all ISOs granted has been adjusted each time a stock dividend has been declared and paid.


Stock Option Grants

The following table sets forth, for each executive officer, the number of ISOs granted in 1994, the percentage the ISOs awarded to the executive officer bears to total ISOs granted to all key employees during the years, the option price, the expiration of the option, and the potential realizable value of the ISOs assuming certain rates of stock appreciation:

                        INCENTIVE STOCK OPTION GRANTS
                             IN LAST FISCAL YEAR



                                                           Potential
                                                           Realizable Value at
                                                           Assumed Annual Alternative
                                                           Rates of Stock Price
                                                           Appreciation
                                  Individual Grants        for Option Term
                 Number of   % of Total
                 Securities  Options/
                 Underlying  SARs
                 Options/    Granted to   Exercise
                 SARs        Employees    or Base   Expira-
                 Granted     in Fiscal    Price     tion
Name             (#)         Year         ($/Sh)<F1>Date      5% ($)<F2> 10% ($)<F2>

Thomas L. Miller  3,500      15.35%       $35.72    1-03-04   $ 78,763   $198,782

Ernest L. Lowe    2,000       8.77%       $35.72    1-03-04   $ 45,007   $113,589



<F1>  All ISOs granted in 1994 to any employee carried an
exercise price of $35.72 per share (adjusted to $29.77 for stock dividends during 1994), the fair market value of CBI
Common Stock on the date of the grant.

<F2>  Applicable Securities and Exchange Regulations require disclosure of the potential appreciation in ISOs granted to executive officers, assuming annualized rates of stock price appreciation of 5% and 10% over the term of the ISO, with appreciation to be determined as of the expiration date of the ISO. The figures disclosed above assume such rates of appreciation on an annual basis, with annual compounding of the appreciation rate, beginning with the original option price of $35.72 per share.

Stock Option Exercises

The following table sets forth all ISOs exercised by each executive officer of CBI during 1994, the number of shares acquired on exercise, the value realized by the executive officer upon exercise, the number of exercisable and unexercisable ISOs outstanding for each executive officer as of December 31, 1994, and the value of those ISOs as of December 31, 1994:

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR END OPTION VALUES

                                                                           Value of
                                                       Number of           Unexercised
                                                       Unexercised         In-the-Money
                                                       Options/SARs at     Options/SARs at
                                                       FY-End (#)          FY-End ($)
              Shares Acquired                          Exercisable/        Exercisable/
Name          on Exercise (#)<F1>  Value Realized ($)<F1>Unexercisable<F2>   Unexercisable<F2><F3>

Thomas L. Miller   -0-                  -0-            10,267/6,533         103,637/(3,007)

Ernest L. Lowe     -0-                  -0-             5,260/4,740          51,953/9,102



<F1>  Neither Mr. Miller nor Mr. Lowe have exercised any ISOs.

<F2>  All ISOs granted through December 31, 1994 are reported.
Exercisable ISOs are fully vested. ISOs to vest in the future are reported as unexercisable.

<F3>  The dollar values set forth above were calculated by
determining the difference between the closing trading price of CBI Common Stock at December 31, 1994, which was $23.75 per share, and the option price of each ISO as of December 31, 1994.

Pension Plan

CBI and its subsidiaries maintain a pension plan for their employees. An employee becomes a participant in the pension plan on January 1 or July 1 after completion of one year of service (12 continuous months) and attainment of the age of 21 years. The cost of the pension is actuarially determined and paid by the CBI subsidiary with whom the employee is employed. The amount of monthly pension is equal to 1.15% of average monthly pay up to $650, plus .60% of average monthly pay in excess of $650, multiplied by the number of years of service completed by an employee. The years of service for the additional portion are limited to a maximum of 37. Average monthly pay is based upon the 5 consecutive plan years of highest pay preceding retirement. The maximum amount of annual compensation used in determining retirement benefits is $150,000. A participant is eligible for early retirement after attainment of the age of 60 years and the completion of five years of service. The early retirement benefit is the actuarial equivalent of the pension accrued to the date of early retirement. As of December 31, 1994, Thomas L. Miller has been credited with 36 years of service and Ernest L. Lowe has been credited with 10 years of service under the Pension Plan.

The amount shown on the following table assumes an annual retirement benefit for an employee who chose a straight life annuity and who will retire at the age of 65 years.

                          PENSION PLAN TABLE

Remuneration                      Years of Service
                 15          20          25          30          35          40
 35,000      $  8,486     $ 11,314    $ 14,143    $ 16,971    $ 19,800    $ 22,138
 55,000      $ 13,736     $ 18,314    $ 22,893    $ 27,471    $ 32,050    $ 35,778
 75,000      $ 18,986     $ 25,314    $ 31,643    $ 37,971    $ 44,300    $ 49,418
 95,000      $ 24,236     $ 32,314    $ 40,393    $ 48,471    $ 56,550    $ 63,058
115,000      $ 29,486     $ 39,314    $ 49,143    $ 58,971    $ 68,800    $ 76,698
135,000      $ 34,736     $ 46,314    $ 57,893    $ 69,471    $ 81,050    $ 90,338
150,000      $ 38,673     $ 51,564    $ 64,455    $ 77,346    $ 90,237    $100,568
175,000      $ 38,673     $ 51,564    $ 64,455    $ 77,346    $ 90,237    $100,568
200,000      $ 38,673     $ 51,564    $ 64,455    $ 77,346    $ 90,237    $100,568


Supplemental Pension Benefits Agreement/Thomas L. Miller

On August 2, 1994, CBI and Thomas L. Miller entered
into a Supplemental Pension Benefits Agreement.
The Agreement provides a benefit to Mr. Miller upon
termination of employment for any reason on or
after  his normal retirement date.  Mr. Miller's
normal retirement date is defined by the CBI
Pension Plan.  Mr. Miller will receive a
supplemental pension benefit equal to the lesser of
(i) the portion of  pension benefits which Mr.
Miller would normally have received pursuant to the
CBI Pension Plan but which will not accrue for his
benefit due to the annual limitations on
compensation provided in Section 401(a)(17) of the
Internal Revenue Code of 1986, as amended and (ii)
Twenty-four Thousand ($24,000) Dollars per year.
Section 401(a)(17) of the Internal Revenue Code
precludes compensation in excess of One Hundred
Fifty Thousand ($150,000) Dollars per annum from
being used in computing benefits under the  Pension
Plan.  As of December 31, 1994, Mr. Miller's annual
pension benefit would be reduced by approximately
Twelve Thousand ($12,000) Dollars per year because
of the limits imposed by the Internal Revenue Code.
The impact of these rules is expected to increase
in future years.   The Agreement is a non-qualified
and non-funded contractual obligation of CBI.


Community Banks, N.A. Executive Survivor Income
Agreements

On June 1, 1994, Community Banks, N.A. entered into
Survivor Income Agreements with Thomas L. Miller,
Robert W. Lawley, Ernest L. Lowe, Terry L. Burrows,
Lewis C. Bogle, and David E. Hawley.  In these
Agreements, CBNA promised to pay to each executive employee's designated beneficiary a survivor income benefit. The survivor's income benefit is payable only if the executive employee dies before terminating employment with CBNA and only to the extent that CBNA owns life insurance policies on the executive employee's life at the time of his or her death. The death benefit is equal to the lesser of (i) three times the executive employee's base salary as established by the Board of Directors for the calendar year in which the executive's death occurs, or (ii) the amount of life insurance proceeds received by CBNA due to the executive's death. The life insurance proceeds, however, will first be reduced by the cash surrender value of the policy on the day before the executive employee's death multiplied by CBI's projected highest marginal federal income tax rate for the year in which the executive's death occurs.
The survivor's income benefit will be paid in a lump sum within 60 days after the executive employee's death. These Agreements are funded by life insurance policies on each executive employee's life. The life insurance policies are owned by CNBA, and are in lieu of each executive employee's participation in CBNA's group life insurance plan.

Directors' Compensation

In 1994, each director of CBI was paid a quarterly fee of $600, plus each outside director receives a fee of $200 for each Board meeting attended. Each director who was not an executive officer also received $150 for each Committee meeting attended.

Compliance with Section 16(a) of Securities
Exchange Act

In 1994, to the knowledge of CBI, all Executive
Officers and directors timely filed all reports with the Securities Exchange Commission.

Transactions with Officers and Directors

During 1994, CBNA has had, and expects to have in the future, banking transactions in the ordinary course of business with directors, officers and principal shareholders of CBI and their associates on the same terms, including interest rates and collateral on loans as those prevailing at the time for comparable transactions with other persons.
Such loans present, in the opinion of management, no more than the normal risk of collectibility, or present other unfavorable features.

Allen Shaffer, a director of CBI, is an attorney practicing in Harrisburg and Millersburg,
Pennsylvania, who has been retained in the last fiscal year by CBI and who CBI proposes to retain in the current fiscal year. James A. Ulsh, a director of CBI, is a shareholder/employee of the law firm of Mette, Evans & Woodside, Harrisburg,
Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year. Thomas J. Carlyon, a director of CBNA, is a partner in the law firm of Carlyon &
McNelis, Hazleton, Pennsylvania, which CBI has retained in the last fiscal year and proposes to retain in the current fiscal year.

Committees of the Board of Directors of CBI

The Board of Directors of CBI has established three
(3) committees of the Board:  the Executive
Committee, the Dividend Reinvestment Committee, and the Audit Committee. CBI does not have a nomination committee but provides for the nomination of directors as described under "ELECTION OF DIRECTORS OF CBI".

The total number of CBI's Board of Directors' meetings during 1994 was four (4) and no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served, except
Samuel Cooper who attended 66% of such meetings, and Leon Kocher who attended 66% of such meetings.

Audit Committee

Members of the Audit Committee are Kenneth L.
Deibler, Samuel E. Cooper, Ronald Boyer, Ray N.
Leidich, and Leon E. Kocher. The Committee met twice during 1994. The Audit Committee supervises and recommends to the Board of Directors all changes in audit procedures, recommends to the Board the hiring of the outside auditors, reviews the complete audit of the books and financial statements of CBI and its subsidiaries, and upon receipt and review of the internal auditor's report and certified public accountants' audit report, the Committee brings to the Board of Directors its recommendations concerning the audit. The
Committee also reviews the examination reports by the Comptroller of the Currency and reviews all insurance of CBI and its subsidiaries on an annual basis.

Executive Committee

Members of the Executive Committee are Robert W.
Rissinger, William C. Troutman, Peter DeSoto, Allen
Shaffer, James A. Ulsh and Donald L. Miller.  The
Committee met nine times during 1994.  The
Committee meets when called by the Chairman and acts for the Board of Directors. It reviews salaries and remuneration, policies, and other items that would come before the Board of Directors of CBI.

                    RATIFICATION OF APPOINTMENT OF
               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., Harrisburg, Pennsylvania, as independent certified public accountants to audit the books, records and accounts of CBI and its subsidiaries for 1995. This firm audited CBI for 1994, has no material relationship with CBI or its subsidiaries and is considered to be well qualified. A representative of the firm is expected to be at the Annual Meeting of Shareholders. If the shareholders do not ratify the selection of this firm, the selection of another firm of independent certified public accountants will be considered by the Board of Directors.

                            OTHER BUSINESS

To transact any other matters connected with and incidental to the election of directors that may properly come before the Annual Meeting of Shareholders.

Management, at present, knows of no other business except those items explained herein that may require the vote of the shareholders to be presented by or on behalf of CBI or its management at the meeting.


                        FORM 10-K ANNUAL REPORT

SECURITIES AND EXCHANGE COMMISSION FORM 10-K ANNUAL
REPORT IS AVAILABLE FREE OF CHARGE.  IF YOU DESIRE
A COPY OF THIS REPORT, FORWARD YOUR REQUEST TO:

TERRY L. BURROWS, EVP/CFO
COMMUNITY BANKS, INC.
P.O. BOX 350
MILLERSBURG, PENNSYLVANIA  17061




                            RETURN OF PROXY

YOU ARE URGED TO SIGN, DATE AND RETURN THE
ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE WHETHER
OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW
YOUR PROXY.

BY ORDER OF THE BOARD OF DIRECTORS



                                         /S/ Patricia E. Hoch

                                               Secretary

Millersburg, Pennsylvania
March 16, 1995

                        COMMUNITY BANKS, INC.
                           150 Market Square
                             P.O. Box 350
                        Millersburg, PA  17061

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD MAY 2, 1995

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Community Banks, Inc. ("CBI") will be held at 9:30 a.m. on May 2, 1995 at CBI's executive offices, 150 Market Square, Millersburg,
Pennsylvania, for the purpose of considering and voting upon the following matters:

1.  Election of Directors.  To elect three (3) Class
    D Directors to serve until the 1999 Annual
    Meeting of Shareholders.

2. Approval of Accountants. To approve the selection of Coopers & Lybrand L.L.P., Certified Public
    Accountants, Harrisburg, Pennsylvania, as independent certified public accountants for CBI for the year ending December 31, 1995.

3. Other Business. Such other business as may be properly brought before the Annual Meeting of Shareholders or any adjournment or adjournments thereof.

Information regarding the matters to be acted upon at the meeting is contained in the Proxy Statement accompanying this notice.

IN ACCORDANCE with the statutes in such case made and PROVIDED only those holders of record of Common
Stock of CBI at the close of business on February
28, 1995 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment or adjournments thereof. The Stock Transfer Books of CBI will not be closed.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       /S/ PATRICIA E. HOCH
                                           Secretary
Millersburg, Pennsylvania
March 16, 1995

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
MEETING, MANAGEMENT URGES THAT YOU SIGN AND DATE
THE ENCLOSED PROXY AND RETURN IT IN THE PREPAID
ENVELOPE PROVIDED.  THIS PROXY WILL NOT BE USED IF
YOU ARE PRESENT AND DESIRE TO VOTE IN PERSON.

                                  PROXY

                                    COMMUNITY BANKS, INC.
                                        P. O. Box 350
                                   Millersburg, PA  17061
                                 Telephone:  (717) 692-4781

                      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                             DIRECTORS OF COMMUNITY BANKS, INC.



The undersigned hereby appoints Paul W. Latsha, Earl A. Buffington, and Norwood
D. Hoover, as Proxies, each with the power to appoint his substitute, and authorizes them to represent and vote, as designated below, all the shares of Common Stock of Community Banks, Inc. held on record by the undersigned on February 28, 1995 at the Annual Meeting of Shareholders to be held on May 2,
1995 or any adjournments thereof.

1.        ELECTION OF DIRECTORS:
    For all Nominees Listed Below                        Withhold Authority
    (except as indicated below)

                                           CLASS D

                                       Leon E. Kocher
                                     Robert W. Rissinger
                                     William C. Troutman

    INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space immediately below.




2.        APPROVAL OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT
          CERTIFIED PUBLIC ACCOUNTANTS.

                      FOR             AGAINST            ABSTAIN

3. OTHER BUSINESS: Take action on other business which may properly come before the meeting.

                      FOR             AGAINST            ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.  IF NO
SPECIFICATION OR DIRECTION IS MADE, THEY WILL BE VOTED FOR THE ELECTION OF EACH
CLASS C DIRECTOR, IN FAVOR OF THE APPROVAL OF COOPERS & LYBRAND L.L.P. AS
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND FOR ANY OTHER BUSINESS IN
ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.  THIS PROXY MAY BE REVOKED
PRIOR TO ITS EXERCISE. PLEASE RETURN THIS PROXY AS SOON AS POSSIBLE IN THE
ENCLOSED POSTAGE PAID ENVELOPE.

Dated the          day of                       , 1995.
                                 (SEAL)
                                                  Signature



        (SEAL)
                                                  Signature

                                             Please date and sign exactly as
                                             your name appears hereon.  When
                                             signing as an Attorney, Executor,
                                             Administrator, Trustee or
                                             Guardian, please give full
                                             title.  If more than one
                                             Trustee, all must sign.
                                             All joint owners must sign.

























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